November 15, 2012

Board of Directors

CAM Group, Inc.

Jixing Building, 151 Shengli Avenue North

Shijiazhuang, Hebei Province

P.R. China

Re: Resignation as Principal Financial Officer and Principal Accounting Officer

Dear Board of Directors:

Please be advised that I, Weiheng Cai, do hereby resign from the position Principal Financial Officer and Principal Accounting Officer of CAM Group, Inc. (f/k/a RT Technologies, Inc.) (the "Company"). This resignation is effective immediately. I will continue to serve as President and Director of the Company.

I am resigning in order to allow for the appointment of Ms. Weixuan Luo to the position of Chief Financial Officer and not due to any disagreement on any matter relating to the operations, policies, or practices of the Company.

Very truly yours,

_____________________

Weiheng Cai